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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*
                                             ---

                        Gateway Data Sciences Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   367596 10 3
                        --------------------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.    367596 10 3             13G                Page  2 of  5  Pages
          ----------------                                  ----  -----
----------------------------                       -----------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Michael M. Gordon
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                    (b) |_|

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY               411,115
     OWNED BY          ---------------------------------------------------------
       EACH              6    SHARED VOTING POWER
     REPORTING
      PERSON                    -0-
       WITH            ---------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              411,115
                       ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    411,115
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    13.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

----------------------------                       -----------------------------
CUSIP No.    367596 10 3                                Page  3 of  5  Pages
          ----------------                                  ----  -----
----------------------------                       -----------------------------

Item 1.

      (a)    Name of Issuer  - Gateway Data Sciences Corporation

      (b)    Address of Issuer's Principal Executive Offices
                      3410 E. University Drive, Suite 100
                      Phoenix, Arizona  85034

Item 2.

      (a)    Name of Person Filing  - Michael M. Gordon

      (b)    Address of Principal Business Office or, if none, Residence
                      3410 E. University Drive, Suite 100
                      Phoenix, Arizona  85034

      (c)    Citizenship or Place of Organization - United States of America

      (d)    Title of Class of Securities - Common Stock

      (e)    CUSIP Number - 367596 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
                                       NOT APPLICABLE

      (a) [ ]  Broker or Dealer registered under Section 15 of the Act

      (b) [ ]  Bank as defined in section 3(a)(6) of the Act

      (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act

      (d) [ ] Investment Company registered under section 8 of the Investment Company Act

      (e) [ ]  Investment  Adviser   registered   under   section  203  of  the
               Investment Advisers Act of 1940

      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

      (g) [ ]  Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G)

      (h) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

----------------------------                       -----------------------------
CUSIP No.    367596 10 3                                Page  4 of  5  Pages
          ----------------                                  ----  -----
----------------------------                       -----------------------------


Item 4.  Ownership

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)      Amount Beneficially Owned - 411,115

         (b)      Percent of Class - 13.8%

         (c)      Number of shares as to which such person has:

                  (i)     sole power to vote or to direct the vote - 411,115
                  (ii)    shared power to vote or to direct the vote - -0-
                  (iii) sole power to dispose or to direct the disposition of - 411,115
                  (iv) shared power to dispose or to direct the disposition of - -0-

                           The  amount of  shares  of Common  Stock set forth in
                  Items 4(c)(i) and 4(c)(iii) above includes 78,658 shares issuable upon the exercise of warrants and 62,500 shares issuable upon the exercise of stock options.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group

                  NOT APPLICABLE

Item 9.  Notice of Dissolution of Group

                  NOT APPLICABLE

Item 10.  Certification

                  NOT APPLICABLE

----------------------------                       -----------------------------
CUSIP No.    367596 10 3                                Page  5 of  5  Pages
          ----------------                                  ----  -----
----------------------------                       -----------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 13, 1998
                        ---------------------------------
                                      Date


                             /s/ Michael M. Gordon
                        ---------------------------------
                                    Signature


                                Michael M. Gordon
                        ---------------------------------
                                   Name/Title